EXHIBIT 4.10

INTERNATIONAL HI-TECH INDUSTRIES INC.
1096 West 10th Avenue
Vancouver, B.C.
V6H 1H8

June 17, 2005

434088 B.C. Ltd.
1096 West 10th Avenue
Vancouver, B.C.
V6H 1H8

Dear Sirs:

Commercial Lease of premises at 1096 West 10th Avenue

We are writing in reference to the Commercial Lease Agreement dated July 1, 1996 (the "IHI Lease") between R.A.R. Investments Ltd. ("R.A.R. Investments") and International Hi-Tech Industries Inc. (the "Tenant"), for a portion of the premises located at 1096 West 10th Avenue, Vancouver, British Columbia. We note that you are the successor to R.A.R. Investments with regard to the Lease by way of an assignment to the Lease. The property is now owned by 434088 B.C. Ltd.

We are also writing in reference to the Commercial Lease Agreement dated July 1, 1997 (the "CHT Lease") between R.A.R. Investments and Canadian Hi-Tech Manufacturing Ltd. ("CHT"), for another portion of the premises located at 1096 West 10th Avenue, Vancouver, British Columbia. We note that you are the successor to CHT with regard to the Lease by way of an assignment to the Lease. The property is now owned by 434088 B.C. Ltd.

Pursuant to an Asset Transfer Agreement made on March 31, 1995, as amended on September 15, 1995, the Tenant became responsible for all liabilities arising after the closing date of such agreement in respect of the CHT Lease, and became entitled to all rights thereunder.

As the Tenant, we wish to extend the IHI Lease and the CHT Lease, respectively, with effect from July 1, 2005. We acknowledge that the renewal lease is for a period of one year and will expire on June 30, 2006, and will be governed by the same terms and conditions as the original IHI Lease and CHT Lease, as the case may be. The base rent payable for the period July 1, 2005 to June 30, 2006 is $18,000 per annum in respect of the IHI Lease and $60,000 per annum in respect of the CHT Lease and will be paid in accordance with the terms of the IHI Lease and CHT Lease, respectively.

Please acknowledge receipt of this notice and your agreement to renew the lease by signing this letter in the space provided and return one copy to the undersigned.

Yours truly,

INTERNATIONAL HI-TECH INDUSTRIES INC.

Per: /s/ Roger A. Rached
________________________________________
Authorized Signatory

Signed and accepted this 21st day of June, 2005, with effect from July 1, 2005.

434088 B.C. LTD.

Per: /s/ Hilda Abi-Rached
________________________________________
Authorized Signatory